UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):          October 5, 2009

Stoneridge, Inc.

(Exact name of registrant as specified in its charter)

Ohio	001-13337	34-1598949
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

9400 East Market Street
Warren, Ohio	44484
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (330) 856-2443

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On October 5, 2009, Stoneridge, Inc. (the “Company”), by action of the Compensation Committee of the Company’s Board of Directors (the “Committee”), adopted the Officers’ and Key Employees’ Severance Plan (the “Severance Plan”).  The only executive officers covered by the Severance Plan are George E. Strickler, Mark J. Tervalon, Thomas A. Beaver and Michael D. Sloan.  John C. Corey is covered by similar terms in his employment agreement with the Company.  Under the Severance Plan if a covered executive is terminated by the Company without cause, the Company will be obligated to pay the executive’s salary for 12 months (18 months in the case of the Chief Financial Officer, Mr. Strickler) and continue health and welfare benefits coverage over the same period of time.  The salary and benefit continuation is conditioned on the executive’s execution of a customary release in favor of the Company.

A copy of the Severance Plan is attached hereto as Exhibit 99.1.

On October 5, 2009, the Company, by action of the Committee, entered into letters of agreement to serve as retention awards with the following executive officers: John C. Corey, George E. Strickler, Mark J. Tervalon, Thomas A. Beaver and Michael D. Sloan.  Pursuant to the letters of agreement, should the executive officers remain employed with the Company through October 5, 2010, they will receive a payment equal to $640,000 for Mr. Corey; $330,750 for Mr. Strickler; $146,000 for Mr. Tervalon; $137,250 for Mr. Beaver; and $101,750 for Mr. Sloan.

The retention award letter for Mr. Corey is attached hereto as Exhibit 99.2.  The form of the retention award letters for Mr. Strickler, Mr. Tervalon, Mr. Beaver and Mr. Sloan are attached hereto as Exhibit 99.3.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stoneridge, Inc.

Date: October 9, 2009	/s/ GEORGE E. STRICKLER
George E. Strickler, Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)

INDEX TO EXHIBITS

Exhibit Number	Exhibit

99.1	Stoneridge, Inc. Officers’ and Key Employees’ Severance Plan, filed herewith.

99.2	Stoneridge, Inc. Retention Award between the Company and John C. Corey, filed herewith.

99.3	Stoneridge, Inc. Form of the Retention Awards between the Company and George E. Strickler, Mark J. Tervalon, Thomas A. Beaver and Michael D. Sloan, filed herewith.